EXHIBIT 10.4

PLEDGE AND ESCROW AGREEMENT

THIS PLEDGE AND ESCROW AGREEMENT (the “Agreement”) is made and entered into as of April 10, 2007 (the “Effective Date”) by and among ISONICS CORPORATION, a corporation organized and existing under the laws of the State of California (the “Pledgor” or “Company”), CORNELL CAPITAL PARTNERS, L.P., (the “Pledgee”), and DAVID GONZALEZ, ESQ., as escrow agent (“Escrow Agent”).

RECITALS:

WHEREAS, in order to secure the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Company’s obligations to the Pledgee or any successor to the Pledgee under this Agreement, the Securities Purchase Agreement of even date herewith between the Pledgor and the Pledgee (the “Securities Purchase Agreement”), the secured convertible debentures (the “2007 Convertible Debentures”) issued by the Company to the Pledgee, in a total of Two Million Dollars ($2,000,000) of principal, plus any interest, costs, fees, and other amounts owed to the Pledgee thereunder, the Security Agreements dated May 30, 2006 between the Pledgor and the Pledgee (the “Security Agreement”), the Investor Registration Rights Agreement, and the Irrevocable Transfer Agent Instructions, all of which are dated the date hereof (collectively referred to as the “2007 Transaction Documents”) (collectively, the “Transaction Documents”), the Pledgor has agreed to irrevocably pledge to the Pledgee five hundred fifty thousand (550,000) shares (the “Pledged Shares”) of Class A Common Stock, par value $0.001 per share of SenseIt Corp., a Delaware corporation (“SenseIt”), currently owned of record and beneficially by Pledgor..

WHEREAS, the Company issued and the Secured Party purchased secured convertible debentures in the aggregate amount of Sixteen Million Dollars ($16,000,000) pursuant to the Securities Purchase Agreement dated May 30, 2006, (the “May 2006 Convertible Debentures”), which shall be convertible into shares of common stock of the Company, no par value (the “Common Stock”) (as converted, the “Conversion Shares”), in the respective amounts set forth on Schedule I attached to the Securities Purchase Agreement dated May 30, 2006;

WHEREAS, the Company desires to secure the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Company’s obligations to the Pledgee or any successor to the Pledgee under the Securities Purchase Agreement dated May 30, 2006, the  May 2006 Convertible Debentures, the Investor Registration Rights Agreement dated May 30, 2006,  and the Irrevocable Transfer Agent Instructions dated May 30, 2006 (collectively referred to as the “May 2006 Transaction Documents”) (collectively the 2007 Transaction Documents and the May 2006 Transaction Documents are referred to as the “Transaction Documents”);

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties, and representations herein contained, and for other good and valuable consideration, and subject to the approval of SenseIt and the other stockholders of SenseIt, pursuant to the agreement among the stockholders of SenseIt, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

TERMS AND CONDITIONS

1.             Pledge and Transfer of Pledged Shares; Delivery of SenseIt Stockholders’ Agreement.

1.1.          The Pledgor hereby grants to Pledgee a security interest in all Pledged Shares as security for Pledgor’s obligations to the Pledgee under the 2007  Convertible Debentures and the May 2006 Convertible Debenture (collectively referred to as the “Convertible Debentures”) (the “Obligations”).  Simultaneously with the execution of this Agreement, the Pledgor shall deliver to the Escrow Agent stock certificates representing the Pledged Shares which have been re-issued in the name of the Pledgor, together with duly executed stock powers or other appropriate transfer documents executed in blank by the Pledgor (the “Transfer Documents”) and (b) Pledgee shall deliver to the Escrow Agent two copies of a completed Instrument of Accession, each duly executed by Pledgee and SenseIt (the “Instrument of Accession”), in the form attached as Schedule I to that certain Stockholders’ Agreement, dated as of October 26, 2006 (the “SenseIt Stockholders Agreement”), among SenseIt, Christopher Toffales (“Toffales”) and Pledgor, pursuant to which Pledgee shall become a party to, and subject to all of the restrictions and conditions of a stockholder owning the Pledged Securities upon the exercise of Pledgee’s rights under Section 5.  Such stock certificates,  and Transfer Documents and Instrument of Accession shall be held by the Escrow Agent pursuant to this Agreement until the full payment of all amounts due to the Pledgee under the and through repayment in accordance with the terms of the Convertible Debentures, the receipt by Escrow Agent of a Default Notice (as defined herein) or the termination or expiration of this Agreement in accordance with its terms shall have occurred, such stock certificates, Transfer Documents and Instrument of Accession shall thereafter be delivered to the appropriate parties as provided in this Agreement.

2.             Rights Relating to Pledged Shares.

2.1           Prior to the occurrence of an Event of Default (as defined herein) and the issuance of Pledged Shares to the Pledgee (in accordance with Section 5.1), the Pledgor shall be entitled to vote the Pledged Stock and to give consents, waivers, and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or any action taken which would violate, or not comply with any of the terms and provisions of this Agreement, the Convertible Debentures or any and all documents executed in connection therewith.  If there shall have occurred an Event of Default, Pledgee shall be entitled to vote or consent in Pledgee’s sole discretion the Pledged Shares.

2.2           Prior to the occurrence of an Event of Default (as defined herein) and the issuance of Pledged Shares to the Pledgee (in accordance with Section 5.1), all cash dividends payable in respect of the Pledged Stock shall be paid to Pledgor, provided that all cash dividends payable in respect of the Pledged Stock which are determined by Pledgee, in Pledgee’s absolute discretion, to represent in whole or in part, an extraordinary, liquidating or other distribution in return of capital shall be paid to the Escrow Agent and retained by it as part of the collateral under the Security Agreement.  The Escrow Agent shall also be entitled to receive directly, and to retain as part of the collateral under the Security Agreement:

(a)           other or additional stock or securities or property (other than cash) paid or distributed by way of dividend in respect of the Pledged Stock;

(b)           all other or additional (or less) stock or any other securities or property (including cash) paid or distributed in respect of the Pledged Stock by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement;

(c)           all other or additional stock or other securities or property (including cash) which may be paid or distributed in respect of the collateral under the Security Agreement by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate reorganization of SenseIt.

3.             Release of Pledged Shares from Pledge.  Upon the payment of all amounts due to the Pledgee under the Convertible Debentures by repayment in accordance with the terms of the Note, the parties hereto shall notify the Escrow Agent to such effect in writing.  Upon receipt of such written notice, the Escrow Agent shall return to the Pledgor the Transfer Documents, the certificates representing the Pledged Shares, as well as the two executed copies of the Instrument of Accession delivered to the Escrow Agent pursuant to Section 1.1, (collectively the “Pledged Materials”), whereupon any and all rights of Pledgee in the Pledged Materials shall be terminated.  Notwithstanding anything to the contrary contained herein, upon full payment of all amounts due to the Pledgee under the Convertible Debentures, by repayment in accordance with the terms of the Convertible Debentures, this Agreement and Pledgee’s security interest and rights in and to the Pledged Shares shall terminate.

4.             Event of Default.  An “Event of Default” shall be deemed to have occurred under this Agreement upon any Event of Default under the Transaction Documents.

5.             Remedies.

5.1.          Upon and anytime after the occurrence of an Event of Default, the Pledgee shall have the right acquire the Pledged Shares in accordance with the following procedure:  (a) the Pledgee shall provide written notice of such Event of Default (the “Default Notice”) to the Escrow Agent, with copies to the Pledgor, SenseIt and Toffales; (b) in a Default Notice the Pledgee shall specify the number of Pledged Shares to be foreclosed by on by the Pledgee, and (c) as soon as practicable after receipt of a Default Notice, the Escrow Agent shall deliver to SenseIt  copies of the applicable Transfer Documents with respect to the number of Pledged Shares the Pledgor is foreclosing upon, together one executed copy of the Instrument of Accession to SenseIt (with second executed copy of the Instrument of Accession being delivered to Toffales) with instructions to SenseIt to amend their books and records to reflect the ownership of such specified number of Pledged Shares by the Pledgee in accordance with the terms of this Agreement (the “Instructions”).

5.2.          Upon receipt of the Pledged Shares issued to the Pledgee in accordance with Section 5.1, the Pledgee shall have all rights, title and interest to such Pledged Shares,

subject to the provisons of the SenseIt Stockholders Agreement, including but not limited to all cash dividends and those items described in Section 2.2 (a) — (c).  The Pledgor shall have the absolute right,subject to the SenseIt terms and conditions of the SenseIt Stockholders Agreement,  to (i) sell the Pledged Shares or dispose of the Pledged Shares in any manner it sees fit and shall have no liability to the Pledgor or any other party for selling or disposing of such Pledged Shares, even if other methods of sales or dispositions would or allegedly would result in greater proceeds than the method actually, and to apply the proceeds of such sales, net of any selling commissions, to the Obligations owed to the Pledgee by the Pledgor under the Transaction Documents, including, without limitation, outstanding principal, interest, legal fees, and any other amounts owed to the Pledgee, and exercise all other rights and (ii) any and all remedies of a secured party with respect to such property as may be available under the Uniform Commercial Code as in effect in the State of New Jersey.  To the extent that the net proceeds received by the Pledgee are insufficient to satisfy the Obligations in full, the Pledgee shall be entitled to a deficiency judgment against the Pledgor for such amount.    The Pledgor shall remain liable for shortfalls, if any, that may exist after the Pledgee has exhausted all remedies hereunder.  The Pledgee shall return any Pledged Shares issued to the Pledgee and instruct the Escrow Agent to return any Pledged Shares it is holding in escrow after the all amounts owed to the Pledgee under the Convertible Debentures have been satisfied.

6.             Each right, power and remedy of the Pledgee provided for in this Agreement or any other Transaction Document shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy.  The exercise or beginning of the exercise by the Pledgee of any one or more of the rights, powers or remedies provided for in this Agreement or any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee to exercise any such right, power or remedy shall operate as a waiver thereof.  No notice to or demand on the Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee to any other further action in any circumstances without demand or notice. The Pledgee shall have the full power to enforce or to assign or contract is rights under this Agreement to a third party.

7.             Representations and Warranties of SenseIt.

7.1.          SenseIt hereby represents and warrants that they shall take such action as outlined in Section 5.1. upon receipt of such Instructions with no further action or instructions.

7.2.          SenseIt hereby represents and warrants that upon the Pledgee acquiring the Pledged Shares  as contemplated hereunder, with no further action or instructions by SenseIt, the Pledgee and shall have all rights, title and interest to such Pledged Shares, subject to the provisions of the SenseIt Stockholders Agreement, to vote the Pledged Shares,   and to dispose of such Pledged Shares as contemplated hereunder.

8.             Concerning the Escrow Agent.

8.1.          The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

8.2.          The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so.  The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner, and execution, or validity of any instrument deposited in this escrow, nor as to the identity, authority, or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such certificates, monies, instruments, or other document received by it as such escrow holder, and for the disposition of the same in accordance with the written instruments accepted by it in the escrow.

8.3.          Pledgee and the Pledgor hereby agree, to defend and indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits, or proceedings at law or in equity, or any other expenses, fees, or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys’ fees and costs of defending any action, suit, or proceeding or resisting any claim (and any costs incurred by the Escrow Agent pursuant to Sections 6.4 or 6.5 hereof).  The Escrow Agent shall be vested with a lien on all property deposited hereunder, for indemnification of attorneys’ fees and court costs regarding any suit, proceeding or otherwise, or any other expenses, fees, or charges of any character or nature, which may be incurred by the Escrow Agent by reason of disputes arising between the makers of this escrow as to the correct interpretation of this Agreement and instructions given to the Escrow Agent hereunder, or otherwise, with the right of the Escrow Agent, regardless of the instructions aforesaid, to hold said property until and unless said additional expenses, fees, and charges shall be fully paid.  Any fees and costs charged by the Escrow Agent for serving hereunder shall be paid by the Pledgor.

8.4.          If any of the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, at its sole discretion deposit the Pledged Materials with the Clerk of the United States District Court of New Jersey, sitting in Newark, New Jersey, and, upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall fully cease and terminate.  The Escrow Agent shall be indemnified by the Pledgor, the Company and Pledgee for all costs, including reasonable attorneys’ fees in connection with the aforesaid proceeding, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final decision or other settlement in the proceeding is received.

8.5.          The Escrow Agent may consult with counsel of its own choice (and the costs of such counsel shall be paid by the Pledgor and Pledgee) and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.  The Escrow Agent shall not be liable for any mistakes of fact or error of judgment, or for any actions or omissions of any kind, unless caused by its willful misconduct or gross negligence.

8.6.          The Escrow Agent may resign upon ten (10) days’ written notice to the parties in this Agreement.  If a successor Escrow Agent is not appointed within this ten (10) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor.

8.7.          Conflict Waiver. The Pledgor hereby acknowledges that the Escrow Agent is general counsel to the Pledgee, a partner in the general partner of the Pledgee, and counsel to the Pledgee in connection with the transactions contemplated and referred herein.  The Pledgor agrees that in the event of any dispute arising in connection with this Agreement or otherwise in connection with any transaction or agreement contemplated and referred herein, the Escrow Agent shall be permitted to continue to represent the Pledgee and the Pledgor will not seek to disqualify such counsel and waives any objection Pledgor might have with respect to the Escrow Agent acting as the Escrow Agent pursuant to this Agreement.

8.8.          Notices.  Unless otherwise provided herein, all demands, notices, consents, service of process, requests and other communications hereunder shall be in writing and shall be delivered in person or by overnight courier service, or mailed by certified mail, return receipt requested, addressed:

If to the Pledgor, to:	Isonics Corporation
5906 McIntyre Street
Golden, CO 80403
	Attention:	John Sakys
	Telephone:	(303) 279-7900
	Facsimile:	(303) 279-7300

With a copy to:	Burns, Figa & Will, P.C.
6400 South Fiddler’s Green Circle — Suite 1000
Greenwood Village, CO 80111
	Attention:	Herrick K. Lidstone, Jr., Esq.
	Telephone:	(303) 796-2626
	Facsimile:	(303) 796-2777

If to the Pledgee:	Cornell Capital Partners, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
	Attention:	Mark A. Angelo
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

With copy to:	David Gonzalez, Esq.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

If to the Escrow Agent, to:	David Gonzalez, Esq.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

If to SenseIt, to:	Christopher Toffales
SenseIt Corp.
21 Motts Hollow Road
Port Jefferson, NY 11777
	Telephone:	(631) 331-3371
	Facsimile:	(631) 331-3371

With a copy to:	Neil M. Kaufman, Esq.
Davidoff Malito & Hutcher LLP
200 Garden City Plaza
Suite 315
Garden City, NY 11530
	Telephone:	(516) 247-4425
	Facsimile:	(516) 248-6422

If to Toffales, to:	Christopher Toffales
SenseIt Corp.
21 Motts Hollow Road
Port Jefferson, NY 11777
	Telephone:	(631) 331-3371
	Facsimile:	(631) 331-3371

With a copy to:	Neil M. Kaufman, Esq.
Davidoff Malito & Hutcher LLP
200 Garden City Plaza
Suite 315
Garden City, NY 11530
	Telephone:	(516) 247-4425
	Facsimile:	(516) 248-6422

Any such notice shall be effective (a) when delivered, if delivered by hand delivery or overnight courier service, or (b) five (5) days after deposit in the United States mail, as applicable.

9.             Binding Effect.  All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

In addition, SenseIt and Toffales, as parties to the SenseIt Stockholders Agreement, shall be deemed for all purposes relating to this Agreement, third party beneficiaries of this Agreement entitled to enforce the requirements of the execution and delivery to SenseIt of the Instrument of Accession.

10.           Governing Law; Venue; Service of Process.  The validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed wholly within that state except to the extent that Federal law applies.  The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in Hudson County, New Jersey or Federal district courts located in Newark, New Jersey, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.  The parties hereto specifically agree that service of process may be made, and such service of process shall be effective if made, pursuant to Section 8 hereto.

11.           Enforcement Costs.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

12.           Remedies Cumulative.  No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute, or otherwise.  No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

14.           No Penalties.  No provision of this Agreement is to be interpreted as a penalty upon any party to this Agreement.

15.           JURY TRIAL.  EACH OF THE PLEDGEE AND THE PLEDGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED HEREON, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH THE DEALINGS BETWEEN PLEDGEE AND PLEDGOR, THIS PLEDGE AND ESCROW AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY

HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge and Escrow Agreement as of the date first above written.

Cornell Capital Partners, L.P.
By:	Yorkville Advisors, LLC
Its:	Investment Manager

By:
Name:	Mark Angelo
Title:	Portfolio Manager

Isonics Corporation

By:
Name:	John Sakys
Title:	President and Interim Chief Executive Officer

Escrow Agent

By:
Name:	David Gonzalez, Esq.

SenseIt Corp.*

By:
Name:	Chris Toffales
Title:

*                    Executed exclusively with regard to the Representations and Warranties contained in Section 7.